EXHIBIT  23




                         CONSENT OF INDEPENDENT AUDITORS


Board  of  Directors  and  Stockholders
Air  Methods  Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370 and 33-75742) and Form S-3
(Nos.  33-59690  and  33-75744)  of  Air Methods Corporation of our report dated
March 2, 2001, relating to the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Air Methods Corporation.




                                    KPMG LLP


Denver,  Colorado
March  29,  2001